UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2018

The Crypto Company

(Exact name of registrant as specified in its Charter)

Nevada	000-55726	46-4212105
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

23805 Stuart Ranch Road, Suite 235, Malibu, CA 90265

(Address of principal executive offices) (Zip Code)

(424) 228-9955

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Chief Executive Officer and President Resignation

On May 21, 2018, James Gilbert, Chairman of the Board of Directors, Chief Executive Officer and President of The Crypto Company (the “Company”), informed the Company of his intention to resign as the Chief Executive Officer and President, effective as of May 22, 2018. Mr. Gilbert will remain as a director and Chairman of the Board of Directors. In connection with Mr. Gilbert’s resignation, he and the Company entered into a Separation Agreement and General Mutual Release (the “Separation Agreement”), which was approved by the Board of Directors and entered into on May 24, 2018. The Separation Agreement will not be effective until May 31, 2018, following the end of the revocation period.

The Separation Agreement provides that if Mr. Gilbert elects continuation coverage under COBRA, the Company will make continued payment for Mr. Gilbert’s health insurance coverage for six months. The Separation Agreement contains other standard provisions contained in agreements of this nature including non-disparagement and a general release of any and all claims.

Appointment of Chief Executive Officer and Director

On May 21, 2018, the Board of Directors appointed Ron Levy, the Company’s Chief Operating Officer, as the Chief Executive Officer and a director of the Company, effective May 22, 2018. Mr. Levy, 58, has served as the Company’s Chief Operating Officer since June 7, 2017. Mr. Levy’s experience includes consulting for various emerging growth companies through various growth cycles. He also serves as Chief Operating Officer and Partner at Redwood Fund, LP (“Redwood”), a private investment fund and major stockholder of the Company, since February 2014, and Ladyface Capital, LLC (“Ladyface”), the General Partner of Redwood, since July 2013.

In connection with Mr. Levy’s appointment to the Board of Directors, he and the Company entered into a Director Services Agreement, effective May 25, 2018. Pursuant to the Director Services Agreement, Mr. Levy shall serve on the Compensation Committee, Audit Committee and/or Nominating and Governance Committee of the Board of Directors, to which he may be appointed by the Board of Directors, as well as provide any services related thereto as may be requested by the Company and agreed to by Mr. Levy from time to time. Mr. Levy will not be entitled to receive any additional compensation as a director other than reimbursement, subject to certain exceptions, for reasonable expenses incurred for the benefit of the Company.

Mr. Levy will serve on the Board of Directors for a term of one year from the execution date of the Director Services Agreement or until his earlier death, resignation or removal, unless he is elected by the shareholders for an additional term. The Director Services Agreement contains customary indemnification and confidentiality provisions. The foregoing summaries of the Separation Agreement and Director Services Agreement do not purport to be complete and are qualified in their entirety by reference to each agreement, which are included as Exhibit 10.1 and 10.2 hereto, respectively.

There is no arrangement or understanding between Mr. Levy and any other persons pursuant to which Mr. Levy was appointed as Chief Executive Officer or selected as a director. Mr. Levy does not have any familial relationship with any director or executive officer of the Company.

On March 9, 2017, Crypto Sub, Inc. (“Crypto Sub”, the entity formerly known as The Crypto Company that completed a reverse acquisition of Croe, Inc.) issued (i) 125,000 shares of common stock of Crypto Sub to Redwood in exchange for $200,000; and (ii) 125,000 shares of common stock of Crypto Sub to Imperial Strategies, LLC (“Imperial Strategies”) in exchange for certain services rendered, valued at $200,000, as of the date of such issuance. Michael Poutre, the former Chief Executive Officer of the Company, and Mr. Levy are Chief Executive Officer and Chief Operating Officer, respectively, of Ladyface and, as a result, have an indirect material interest in the shares owned by Redwood. Mr. Poutre is the sole member of MP2 Ventures, LLC, a member of Imperial Strategies, and Mr. Poutre and Mr. Levy are Chief Executive Officer and Chief Operating Officer, respectively, of Imperial Strategies. As a result, they have an indirect material interest in the shares owned by Imperial Strategies. On June 7, 2017, each of Redwood and Imperial Strategies received (i) 1,875,000 shares of common stock of Croe, Inc. in connection with a stock dividend issued by Crypto Sub, and (ii) 1,125,000 shares of common stock of Croe, Inc. in exchange for all of their shares of Crypto Sub. Furthermore, for the period from March 9, 2017 through December 31, 2017, the Company paid consulting fees of $60,000 to Company Coda, LP, of which Mr. Levy is the sole member.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Separation Agreement and General Mutual Release
10.2	Director Services Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CRYPTO COMPANY

Dated: May 25, 2018
	By:	/s/ Ron Levy
	Name:	Ron Levy
	Title:	Chief Executive Officer and Chief Operating Officer